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                                                                    EXHIBIT 12.1

                      COMPUTATION OF RATIO OF EARNINGS TO
                             COMBINED FIXED CHARGES
                                 (IN THOUSANDS)


                                                    1999      Jan '00    Feb > Dec '00      2001       2002        2003
                                                  -------     -------    -------------    -------    -------     -------
Adjusted pre-tax income from operations (a)        43,304     (13,011)      (5,751)       (21,488)    27,432      32,064

Fixed Charges:
  Interest expense                                  1,939          63        1,386          2,328      4,299       2,854
  Rentals (b)                                       5,641         418        4,603          5,075      5,109       4,547
                                                  -------     -------      -------        -------    -------     -------
    Total Fixed charges (c)                         7,580         481        5,989          7,403      9,408       7,401
                                                  -------     -------      -------        -------    -------     -------

Earning before income taxes and fixed charges      50,884     (12,530)         238         28,891     36,840      39,465
                                                  -------     -------      -------        -------    -------     -------

Ratio of Earnings to Fixed Charges (d)                6.7x         --x          --x           3.9x       3.9x        5.3x

Deficiency                                             --      13,011        5,751             --                     --

                                                  Historical   Historical  Pro Forma     Pro Forma
                                                   Sept '03     Sept '04      2003        Sept '04
                                                   -------      -------     -------      -------
Adjusted pre-tax income from operations (a)         (1,504)      43,375     (33,322)     (10,770)

Fixed Charges:
  Interest expense                                   1,911        1,398      59,818       44,121
  Rentals (b)                                        3,410        3,275       4,547        3,275
                                                   -------      -------     -------      -------
    Total Fixed charges (c)                          5,321        4,673      64,365       47,396
                                                   -------      -------     -------      -------

Earning before income taxes and fixed charges        3,817       48,048      31,043       36,626
                                                   -------      -------     -------      -------

Ratio of Earnings to Fixed Charges (d)                 --x        10.3x         --x          --x

Deficiency                                           1,504           --      33,322       10,770

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(a) For this purpose, earnings include pre-tax income from continuing operations before equity earnings (losses) in partially-owned affiliates and minority interest.

(b) The Company uses one-third of rental expense as an estimation of the interest factor on its rental expense.

(c) Fixed charges include interest, whether expenses or capitalized, and an estimate of interest within rental expense.

(d) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges.

(e) The deficiencies for the periods where earnings were inadequate to cover fixed changes are noted in the schedule above.